FORM 5

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Insturctions 1(b)

( ) Form 3 Holdings Required

( ) Form 4 Holdings Required

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                   17(a) of the Public Utility Holding Company
                                 Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Brink                               G.                               Christopher
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(Last)                              (First)                            (Middle)

Sunday River Access Rd.
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                                    (Street)
Bethel                              ME                                 04217
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(City)                              (State)                            (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

American Skiing Company (SKI)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

July, 1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
     (Check all applicable)
[   ] 10% Owner
[   ] Director
[ X ] Officer (give title below)
[   ] Other (specify below)

  X
---- Form filed by One Reporting Person

---- Form filed by more than One Reporting Person


Senior Vice President of Marketing
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

Form 5 (continued)

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1.Title of Security  2. Transaction Date  3. Transaction   4. Securities Acquired  5. Amount of       6. Owernship     7. Nature of
  (Instr. 3)            (Month/Day/Year)     Code            (A) or Disposed of       Securities         Form:            Indirect
                                             (Instr. 8)      (D)(Instr. 3, 4          Beneficially       Direct (D)       Beneficial
                                                                and 5)                Owned at End of    Indirect (I)     Ownership
                                                                                      Issuer's Fiscal    (Instr. 4)       (Instr. 4)
                                                                                      Year (Instr. 3
                                                                                      and 4)
                                                            --------------------
                                                            ------ ------- -----
                                                            Amount   (A)   Price
                                                                    or (D)
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
*If the Form is filed by more than one Reporting Person, see instruction 4(b)(v)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly . (Print or Type Responses)


  TABLE II -Derivative Securities Acquired, Disposed of, or Beneficially owned
          (e.g., put, calls, warrants, options, convertible securities)
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

1.Title   2.Conversion 3.Trans-  4.Trans-  5.Number   6.Date        7.Title      8.Price    9.Number      10.Owner-  11.Nature of
  of        or           action    action    of         Exercis-      and          of         of             ship       Indirect
  Deriva    Exercise     Date      Code      Deriva-    able and      Amount of    Deriva-    Deriva-        form       Beneficial
  tive      Price of     (Month/   (Instr 8) tive       Expiration    Underlying   tive       tive           of         Ownership
  Security  Derivative   Day/Year)           Securities Date          Securities   Security   Securities     Deriva-    (Instr. 4)
  (Instr.3) Security                         Acquired   (Month/       (Instr. 3    (Instr. 5) Beneficially   tive
                                             (A) or     Day/Year)     and 4                   owned at       Security
                                             Disposed of                                      end of         Direct
                                             (D) (Instr.                                      Year           (D) or
                                             3,4, and 5)                                      (Instr.4)      Indirect (I)
                                                                                                             (Instr.4)
                                             (A) (D)    Date   Expir-     Title Amount
                                                        Exer-  ation            or
                                                        cisable Date            Number of
                                                                                Shares
                                             -------    --------------    ----- ---------


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Option     $7.00        10/22/98  A          40,000     *See   10/22/08  Common 40,000 N/A  40,000         D           N/A
(right to                                               Below            Stock
purchase
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No. of Shares       Vesting Date

8,000               10/22/99
8,000               10/22/00
8,000               10/22/01
8,000               10/22/02
8,000               10/22/03







                            /s/G. Christopher Brink           09/10/99
                            --------------------------------  -----------------
                                                              Date

Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18.U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 5 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form display a current valid OMB Number.